Carl A von Einsiedel, P.Geo

8888 Shook Road, Mission, B.C., Canada, V2V-7N1
Phone (604) 649-5793 Fax (604) 685-3359 email:
ramexplorations@shaw.ca

CONSENT OF GEOLOGICAL CONSULTANT

Re: Prospecturs of Edgemont Resources Corp. dated February 21, 2006

We hereby consent to the inclusion and reference of our report dated November 25, 2005 entitled "Geological Report, Johnson Creek Mineral Claims", in the Form SB-2 Registration Statement to be filed by Edgemont Resources Corp., with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the above Prospectus of Edgemont Resources Corp., and consent to our being named as an expert therein.

Dated the 21st February 2006

Per_______________________________
Carl A von Einsiedel, P. Geo.

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witness